Exhibit 99.1
China Education International, Inc. Announces Agreements With A Leading Edge Education Services Organization

BOCA RATON, FL -- 1/6/12 -- China Education International, Inc. (OTCBB: CEII) ("China Education"), which manages the operation of private schools and educational activities within China, today announced that its subsidiaries have signed contractual agreements with Peng Tuo Information Technologies Co., Ltd., located in Hangzhou, in Zhejiang Province, China (“Peng Tuo”) to manage its operations.

Peng Tuo has been operating since 2009, and provides programs and educational services for schools and students within China, either directly or indirectly. Peng Tuo projects that it will provide educational services for more than 15 schools and approximately 4,500 students during 2012.

China Education's Chairman and Chief Executive Officer, Joel Mason, explained that “We are particularly pleased and proud to welcome Peng Tuo.  Over the last several years, they have created, improved, and enhanced various education programs for high schools and colleges.  Peng Tuo provides turn-key training programs in the areas of cartoons and animation, computer software development, and the conversion of ‘2-D to 3-D’ (converting traditional video into high quality 3 dimensional video).”

Mr. Mason, who has led China Education’s extraordinary growth during 2011, offered an example of some of Peng Tuo’s additional activities, which include supporting and recruiting for an international MBA degree program.  Students earn a degree through study within China for 18 months at a major university, and then complete their studies in Madrid, Spain.  This provides students with first-hand exposure and connections to international business professionals and managers.

Peng Tuo benefits from long and continuing relationships between Peng Tuo’s leadership and staff, and many of China’s leading Universities and private schools.

Mr. Mason also stated that “with this latest set of management agreements, our current student population is more than 14,000.  That’s more than double the number of students we had only six months ago, and we project continuing growth in the next few months.”

Additional information regarding the contracts with Peng Tuo is provided in the

Form 8-K we have filed with the U.S. Securities and Exchange Commission describing this transaction, including the United States generally accepted accounting principles ("GAAP") and the variable interest entity concepts ("VIE") that are fundamental and a necessary part of these agreements.

About China Education International, Inc.

China Education is a leader in managing the operations of private Chinese schools and educational organizations within China, while providing them with international partnership programs, and recruiting American and other international teachers for those schools and organizations. We currently manage the operations of Shaoxing High School (Zhejiang Province), Pingtan Lanhua Middle & High School (Fujian Province), Meihua Anhui Training School (Anhui Province), and Peng Tuo (Zhejiang Province).  The academic schools in our group provide China's unified national core curriculums including Chinese, English, mathematics, physics, history, biology and other subjects, while the Meihua Anhui Training School and Peng Tuo provide specialized educational training and programs. Some of the schools and educational organizations in our group are award-winning, including Shaoxing High School's numerous awards and recognition as one of China's best 100 Private Schools by the Federation of Chinese Educators, the Association of Private Educators, and the Association of Principals.

Disclosure Notice:

This press release contains forward looking statements which identify important factors that could cause our actual results to differ materially from those projected in forward-looking statements. Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may include, but are not limited to, our reliance on contractual arrangements with the schools and educational organizations we manage, which may not be as effective in providing operational control as direct ownership would, our ability to attract students to enroll in our programs and our ability to complete acquisitions of additional schools we have targeted. This press release is qualified in its entirety by the cautionary statements and risk factor disclosures contained in our Securities and Exchange Commission filings.

Contact: Joel Mason,  Chairman & CEO Info@ChinaEducationIntl.com
Telephone: +1.561.981.6277
Source: China Education International Inc.